Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Declares Fourth Quarter 2025 Distribution of $0.23 Per Share and Supplemental Distribution of $0.02 Per Share
Company to Announce 2025 Third Quarter Financial Results on Wednesday, November 5, 2025
Menlo Park, Calif., October 14, 2025 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company”), a leading financing provider to venture growth stage companies backed by a select group of venture capital firms in technology and other high growth industries, today announced its Board of Directors has declared a regular quarterly distribution of $0.23 per share for the fourth quarter and a supplemental distribution of $0.02 per share, each of which will be payable on December 30, 2025 to stockholders of record as of December 16, 2025. The supplemental distribution is being declared in order to enable the Company to distribute all of the Company’s remaining undistributed taxable income (taxable income in excess of distributions paid) as of December 31, 2024.
The Company also announced it will release its financial results for its third quarter ended September 30, 2025 after market-close on Wednesday, November 5, 2025. James P. Labe, chief executive officer and chairman of the board, Sajal K. Srivastava, president and chief investment officer, and Mike L. Wilhelms, chief financial officer, will host a conference call that same day at 5:00 p.m., Eastern Time to discuss the Company's financial results.
To listen to the call, investors and analysts should dial (844) 826-3038 (domestic) or +1 (412) 317-5184 (international) and ask to join the TriplePoint Venture Growth BDC Corp. call. Please dial in at least five minutes before the scheduled start time. A replay of the call will be available through December 5, 2025, by dialing (877) 344-7529 (domestic) or +1 (412) 317-0088 (international) and entering conference ID 3190267.
The conference call also will be available via a live audio webcast in the investor relations section of the Company’s website, https://www.tpvg.com. An online archive of the webcast will be available on the Company’s website for one year after the call.
ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.
TriplePoint Venture Growth BDC Corp. is an externally-managed business development company focused on providing customized debt financing with warrants and direct equity investments primarily to venture growth stage companies in technology and other high growth industries backed by a select group of venture capital firms. The Company’s sponsor, TriplePoint Capital, is a Sand Hill Road-based global investment platform which provides customized debt financing, leasing, direct equity investments and other complementary solutions to venture capital-backed companies in technology and other high growth industries at every stage of their development with unparalleled levels of creativity, flexibility and service. For more information about TriplePoint Venture Growth BDC Corp., visit https://www.tpvg.com. For more information about TriplePoint Capital, visit https://www.triplepointcapital.com.
FORWARD-LOOKING STATEMENTS
Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the SEC. The Company undertakes no duty to update any forward-looking statements made herein.
INVESTOR RELATIONS AND MEDIA CONTACT
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com